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                                                                   EXHIBIT 10.17

                                             [CONFIDENTIAL TREATEMENT REQUESTED]

Group Name: Choice Hotels International, Inc.

                                 WORLDRES, INC.
                      MULTI-PROPERTY PARTICIPANT AGREEMENT

     This Multi-Property Participant Agreement (this "Agreement"), entered into as of April 14, 1998 (the "Effective Date"), is between WorldRes, Inc., a California corporation ("WorldRes"), with offices at 66 Bovet Road; Suite 100, San Mateo, CA 94402; fax (650) 372-1701; Internet address at www.worldres.com and Choice Hotels International, Inc., a Delaware corporation ("Choice"), with principal offices at 10750 Columbia Pike, Silver Springs, Maryland 20801; fax
(301) 979-6269; Internet address at www.choicehotels.com.

     WHEREAS, among other things, Choice is in the business of managing a central reservation system (the "CRS") for certain groups of hotels, motels and other lodging establishments, via franchise or other arrangements ("Hotels"), which Hotels operate under several brands throughout the United States and other countries, including COMFORT(R), CLARION(R), QUALITY(R), SLEEP(R), ECONO LODGE(R), RODEWAY(R), and MAINSTAY(R);

     WHEREAS, WorldRes owns and operates a real-time, online reservation network service for hotels, motels and other accommodations and lodging establishments (the "WorldRes System"), that allows end users to check availability and make real-time reservations at hotels activated on the WorldRes System;

     WHEREAS, WorldRes and Choice desire to work together to add the Hotels to the WorldRes System, through means of a communications connection, which will permit electronic transfer of information and data concerning the Hotels, real-time availability/room status updating, and real-time reservation capabilities (the "Connection") between the WorldRes System and the CRS;

     NOW, THEREFOR, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

1.  WorldRes' Obligations.
During the Term, WorldRes will be solely responsible for the performance of the following obligations concerning the services to be provided via the WorldRes System:

    1.1 The Connection. After development of the Connection, WorldRes will perform the final testing of the Connection and deliver written notice to Choice upon the date the Connection is fully operational ("Connection Date").

    1.2 Available Information. WorldRes agrees to: (i) within 45 days from the .Connection Date, activate each Hotel, for which WorldRes has received all content data

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from Choice pursuant to Section 2.1, which data shall include, without limitation, descriptive text and photos of the Hotel and guest rooms, and pricing and availability of rooms ("Hotel Content"); and (ii) store the Hotel Content on the WorldRes System and make it available to the public via the Internet, for the duration of the Term, unless and until WorldRes receives the appropriate notice from Choice, pursuant to Section 2.3 below, to delete certain Hotel Content or there is a breach of this Agreement by Choice.

    1.3 Accept Reservations. WorldRes will accept reservations, via the Internet on WorldRes' web site, currently called "Places To Stay", and on other WorldRes partner web sites and call centers under contract with WorldRes, ("WorldRes Call Centers") for all Hotels then activated on the WorldRes System.

    1.4 Connection Development and Maintenance. WorldRes will with Choice develop and maintain the Connection between the WorldRes System and the CRS, which Connection will permit WorldRes System end users to access updated inventory and to book rooms at the Hotels. WorldRes also will develop, as commercially reasonable, any related interfaces with the CRS and will maintain any interface with the WorldRes System.

    1.5 Relationship with Third Parties. WorldRes acknowledges Choice's discretion and right to determine Hotel rates and participation within the WorldRes System. WorldRes will not change the fees, obligations, or links to Choice set forth in this Agreement, as a result of WorldRes' contracts with or obligations to third parties, unless both parties agree to the change in writing.

2.  Choice's Obligations.
During the Term, Choice will be solely responsible for the performance of the following obligations concerning the delivery, entry, maintenance, timeliness and accuracy of all data concerning the Hotels to be included in the WdrldRes System:

    2.1 Initial Data Entry. Choice will transfer from the CRS into the WorldRes System in an appropriate electronic format, all Hotel Content relating to all Hotels that are enrolled on its CRS as of the Connection Date, Choice shall begin the process of inputting Hotel Content to the WorldRes System as soon as possible after the Effective Date, and shall complete such process within 14 days from the Connection Date.

    2.2 Maintenance of Data. Choice will, on a real-time basis during the Term, update Hotel Content pertaining to room pricing and availability for each Hotel on the WorldRes System. Choice also will, once a week during the Term, update accurately all other Hotel Content for each Hotel on the WorldRes System, including without limitation, any new Hotel added after the Connection Date.

    2.3 Adding and Deleting Hotels. Once each week during the Term, Choice will input into the WorldRes System additions to Hotel Content for those Hotels added to the

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                                             [CONFIDENTIAL TREATEMENT REQUESTED]

CRS during the previous week, and deletions to Hotel Content for those Hotels deleted. Choice will give WorldRes 24 hour fax or e-mail notice of these additions and/or deletions.

    2.4 Connection Development and Maintenance. Choice will, with WorldRes develop and maintain the Connection between the WorldRes System and the CRS, which Connection will permit WorldRes System end users to access updated inventory and to book rooms at the Hotels. Choice also will develop, as commercially reasonable, any related interfaces with the WorldRes System and will maintain any interface with the CRS.

    2.5 Inventory. Choice will maintain access, via the WorldRes system, to Hotel room inventory available on the CRS for selected rate plates and programs.

    2.6  [*]

3.  Fees.

    3.1 Transaction Fees. Choice will pay WorldRes, monthly during the Term, a fee of [*] of revenue received by Hotels, including reservation deposits, from reservations made through the WorldRes System ("Transaction Fee"). Choice will not pay Transaction Fees on any reservations canceled by WorldRes, the guest, the Hotel or Choice, but will pay Transaction Fees on reservations not resulting in Hotel revenue due to overbooking by a Hotel.

    3.2 [*] Choice also will pay WorldRes, monthly during the Term, a fee of [*] of revenue received by Hotels, including reservation deposits from reservations made through WorldRes Call Centers ("[*]"). WorldRes will not charge Choice additional commissions or fees for the WorldRes Call Centers' services without WorldRes seeking Choice's written consent. Unless Choice provides written consent within 15 days of receiving WorldRes' request, WorldRes will not add the additional fees.

    3.3 [*]. [*] will also pay to any [*] [*] Choice's then-current [*] for reservations made at a Hotel via WorldRes' consumer web site, WorldRes partner web sites or a WorldRes Call Center ("[*]"). Neither Choice or WorldRes need report to the other [*] paid.

[*]=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with regard to the omitted portions.

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                                             [CONFIDENTIAL TREATEMENT REQUESTED]

    3.4 Payment. Choice will pay WorldRes all Transaction Fees and Resale Transaction Fees invoiced by WorldRes in U.S. Dollars within 30 days of receiving such invoice, along with a report on the number and type of Hotels reservations made for the previous month ("Report"). Choice must notify WorldRes during the same period of any cancellations or changes not reflected on the Report, or pay the full amounts invoiced.

4.  Ownership and Intellectual Property.

    4.1 Ownership. As between WorldRes and Choice: (i) WorldRes shall own all right, title, and interest in and to the WorldRes System and any interface it develops in connection therewith; and (ii) Choice shall own all right, title, and interest in and to the CRS and any interface it develops, independently of WorldRes, in connection therewith.

    4.2 Intellectual Property. Both parties to this Agreement acknowledge the other party's exclusive ownership of, and right to use, its own trademarks, service marks, trade names and copyrighted materials. Neither party to this Agreement acquires any rights in the other party's trademarks, service marks, trade names or copyrighted materials. Neither party will use or sell services or goods bearing, or comprised of, the other party's trademarks, service marks, trade names or copyrighted materials without the owner's prior written consent.

5.  Resell and Work Direct.

     WorldRes may resell to any WorldRes partner web site or WorldRes Call Center, travel services provided via the WorldRes System, including without limitation, Hotel and reservation information. WorldRes may charge Choice additional fees fur such reselling. In addition, WorldRes may also work directly with a Hotel that contacts WorldRes directly; or with whom WorldRes executed a contract for WorldRes' services on or before the Effective Date.

6.  Term and Termination.

    6.1 Term. This Agreement begins on the Effective Date and will terminate, except, with those obligations identified in this Agreement as surviving termination, [*] from the Connection Date ("Initial Term"). The parties agree to automatically renew the Agreement for successive periods of 1 year ("Renewal Term"), unless either party sends the other written notice of its intent not to renew the Agreement, not less than 90 days nor more than 120 days before the end of the Initial Term or the Renewal Term, as applicable. As used herein, "Term" shall mean the Initial Term plus any applicable Renewal Term(s).

    6.2 Termination for Cause. Notwithstanding the foregoing, this Agreement may be terminated by either party upon written notice if the other party: (i) breaches any of its obligations under this Agreement in any material respect, which breach is not remedied within 30 days following receipt of written notice thereof by such other party; (ii) ceases to do business in the normal course;
(iii) becomes or is declared insolvent or

[*]=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with regard to the omitted portions.

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                                             [CONFIDENTIAL TREATEMENT REQUESTED]

bankrupt; (iv) is the subject of any proceeding relating to its liquidation or insolvency that is not dismissed within 90 calendar days of commencement; or (v) makes an assignment for the benefit of its creditors; or (vi) is convicted in a court of competent jurisdiction of fraud that reflects adversely on the other party's intellectual property or goodwill.

    6.3 Post-Termination. Unless also breaching this Agreement, the terminating party will not be liable or obligated to the other party through terminating the Agreement. If Choice breaches this Agreement, WorldRes may immediately remove or hold Hotel Content or other Hotel information from the WorldRes System without further notice to Choice pending resolution of whether Choice breached. Upon termination of this Agreement for any reason, both parties will cease claiming affiliation with the other and return or destroy, at the other party's option, any of the other party's intellectual property obtained under this Agreement. Notwithstanding any other Term, the provisions of Sections 4, 6.3, 10, 11 and 13 along with any payment obligations accruing prior to the effective date of termination, shall survive any termination or expiration of this Agreement.

7.  Right To Use Information Regarding the WorldRes System.
Choice acknowledges that WorldRes will compile certain information related to the usage of the WorldRes System ("Compiled Data"). Such Compiled Data may include, without limitation, the volume of reservations booked on the WorldRes System for a particular geographic region or class of accommodation, seasonal fluctuations in bookings, and demographic profiles of the WorldRes System's end users. Choice agrees, that WorldRes is authorized to use, reproduce and generally make such Compiled Data, available to users of the WorldRes System, provided that the source of any data in the Compiled Data is not specifically attributed to Choice or any Hotel.

8.  Right To Use Information Regarding Choice and Hotels.
Choice acknowledges and agrees that WorldRes has the right to use, reproduce, display and transmit on the WorldRes web site and on or through any WorldRes partner web site or WorldRes Call Center, any Hotel Content provided by Choice or any of the Hotels for inclusion in the WorldRes System, and that Choice shall secure for WorldRes such right from the Hotels.

9.  Representations and Warranties.
Each party to this Agreement represents and warrants to the other party that: (i) such party has the full corporate right, power and authority to enter into this Agreement and perform the acts required of it hereunder; (ii) the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound; and (iii) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

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                                             [CONFIDENTIAL TREATEMENT REQUESTED]

10.  Indemnification

    10.1 Indemnification by WorldRes. WorldRes will indemnify Choice, its parent, subsidiaries, affiliates, successors and assigns, and their respective directors, officers, employees, and agents from and against any claim, suit, or proceeding and any damages, liability, or other expenses (including but not limited to reasonable attorneys' fees and court costs) which arise out of or result from: (i) gross negligence or intentional wrongful acts of employees or contractors of WorldRes while performing the services of WorldRes hereunder; and
(ii) any material breach of any representation or warranty by WorldRes. WorldRes' obligations under this Section 10.1 are subject to the following conditions and obligations of Choice: (i) Choice will notify WorldRes by certified mail, return receipt requested, immediately upon knowledge of any claim, suit, action, or proceeding for which it may be entitled to indemnification under this Agreement; (ii) Choice shall permit WorldRes to have the sole right to control the defense of any such claim; (iii) Choice will provide reasonable assistance to WorldRes at WorldRes' expense, in the defense of same; and (iv) Choice will not enter into any settlement agreement or otherwise settle any such claim without WorldRes' express prior consent or request.

    10.2 Indemnification by Choice. Choice will indemnify WorldRes, its subsidiaries, affiliates, successors and assigns, and their respective directors, officers, employees, and agents from and against any claim, suit, or proceeding and any damages, liability, or other expenses (including but not limited to reasonable attorneys' fees and court costs) which arise out of or result from: (i) gross negligence or intentional wrongful acts of employees, contractors, or agents of Choice; (ii) any material breach of any representation or warranty by Choice; or (iii) any information, data or materials, including without limitation Hotel Content, or the use or inclusion in the WorldRes System of any information, data or materials, including without limitation Hotel Content, provided by Choice, or any Hotels hereunder. Choice's obligations under this Section 10.2 are subject to the following conditions and obligations of
WorldRes: (i) WorldRes will notify Choice by certified mail, return receipt requested, immediately upon knowledge of any claim, suit, action, or proceeding for which it may be entitled to indemnification under this Agreement; (ii) WorldRes shall permit Choice to have the sole right to control the defense of any such claim; (iii) WorldRes will provide reasonable assistance to Choice at Choice's expense, in the defense of same; and (iv) WorldRes will not enter into any settlement agreement or otherwise settle any such claim without Choice's express prior consent or request.

    10.3 Limitation of Liability. Subject to Sections 10.1, 10.2 and 13 herein, neither party will be liable to the other for incidental, consequential, special, punitive or indirect damages, including loss of profit, loss of business or business opportunity, unless such loss results from a willful breach of obligations.

11.  Disclaimer.
Choice acknowledges that it is responsible for-the delivery, entry, maintenance, timeliness and accuracy of all data relating to the Hotels provided to WorldRes, and for


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                                             [CONFIDENTIAL TREATEMENT REQUESTED]

any updating of data during the Term. WORLDRES WILL NOT BE RESPONSIBLE OR LIABLE IN ANY MANNER FOR SUCH DATA OR INFORMATION INCLUDED IN THE WORLDRES SYSTEM, INCLUDING WITHOUT LIMITATION ANY INACCURACIES, UNLESS ANY SUCH INACCURACY WAS DIRECTLY CAUSED BY THE' GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF WORLDRES. Choice is solely and exclusively responsible for the protection of any and all of its intellectual property and/or the intellectual property of any Hotels, including, but not limited to, the inclusion on Choice's or any Hotel's web pages of any and all statutory or other notices customarily used or required for purposes of providing notice of ownership or protection of Choice's and/or any Hotel's trademarks, trade names, service marks, logos or copyrights.

12.  Complimentary Rooms.
Choice shall encourage its Hotels to participate in mutually determined promotional events. In addition, Choice will use its best efforts to make a predetermined number of free rooms available to WorldRes for use as promotional awards to WorldRes users.

13.  Confidential and Proprietary Information.
During the Term, the parties acknowledge that each may receive confidential and proprietary information of the other party, including without limitation, information concerning proprietary technology and products, technical data, WorldRes System programming, software, processes, ideas, concepts, formulas, designs, engineering, trade secrets, know-how, research, marketing plans, strategies and client information identified at the time of disclosure as confidential or proprietary information ("Confidential Information"). All such Confidential Information will be treated as confidential and proprietary by the receiving party, and shall not be disclosed by the receiving party to third parties unless required by law. The receiving party will only disclose the Confidential Information of the disclosing party to those of its employees: (i) with a need to know in order to perform this Agreement; (ii) who are informed of the nondisclosure obligations imposed by this Agreement; and (iii) who are parties to appropriate confidentiality agreements sufficient to comply with the obligations imposed by this Agreement. The receiving party shall use at least the same degree of care it takes to protect the confidentiality of the disclosing party's Confidential Information that the receiving party normally exercises with respect to its own Confidential Information, but in no event shall the receiving party use less than its reasonable efforts to protect the confidentiality of the disclosing party's Confidential Information.
Confidential Information shall not include any information which: (i) is now or hereafter becomes available to the public through no wrongful actions of the receiving party; (ii) is known to, or in the-possession of, the receiving party before its disclosure hereunder, as demonstrated by documented evidence; (iii) is disclosed to the receiving party by a third party not under any obligation of secrecy or confidentiality to the disclosing party; (iv) can be shown by written evidence was independently developed by the receiving party; or (v) the receiving party is required by law to disclose; provided, however, in that
                                                --------  -------
instance, that the receiving party provides the disclosing party with sufficient prior notice for the disclosing party to take any legal or other steps it deems necessary to protect its

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                                             [CONFIDENTIAL TREATEMENT REQUESTED]

Confidential Information. The provisions of this Section 13 will remain binding and in full force and effect, notwithstanding the expiration or termination of this Agreement at any time.

14.  Miscellaneous.

    14.1 This Agreement shall be interpreted in accordance with the laws of the State of California, without regard to California conflicts of laws principles.

    14.2 This Agreement will be binding on and will inure to the benefit of the legal representatives, successors and assigns of the parties hereto. Neither party to this Agreement may assign, hypothecate, pledge or sublicense any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that
                                                         --------  -------
either party may assign this Agreement without such consent in connection with any merger, consolidation, any sale of all or substantially all of such party's assets or any other transaction in which more than 50% of such party's voting securities are transferred.

    14.3 This Agreement constitutes the entire agreement between WorldRes and Choice with respect to the subject matter hereof, and Choice has not relied upon any promises or representations by WorldRes with respect to the subject matter except as set forth herein.

    14.4 If any provision of this Agreement is found invalid or unenforceable, that provision shall be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in full force and effect.

    14.5 The waiver by either party of a breach of or a default under any provision of this Agreement, shall not be-construed as a waiver of any subsequent breach of the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

    14.6 Neither party will disclose the terms of this Agreement to any third party, unless required by law, and will treat such terms as proprietary and confidential information pursuant to the provisions of Section 13.

    14.7 With respect to translations of this Agreement into a language other than English, the English version shall govern any conflicts that may arise concerning the interpretation of any terms or conditions of this Agreement.

    14.8 The parties may modify this Agreement, but only in writing signed by both parties.

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                                             [CONFIDENTIAL TREATEMENT REQUESTED]

    14.9 This Agreement does not make the parties partners, joint venturers, or agents of one another. Both parties are acting as independent contractors. Neither party may hold itself out in any manner as an agent of the other, make any express or implied agreements, warranties, guarantees or representations for the other, incur any debt or become obligated or liable under any agreements in the name of or on behalf of the other party, unless expressly authorized by the other party in writing.

    14.10 If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, then a court may rewrite that provision with the least modification necessary to render the provision valid, and the remaining Agreement provisions will remain in full force and effect.

    14.11 Both parties will send any notices required under this Agreement via registered or certified mail, return receipt requested, to the other party at the address above, or to such other address as a party may indicate by like notice. Notice is effective on receipt or five days after deposit of the notice with the U.S. Postal Service.

    14.12 Neither party to this Agreement will be liable to the other should its performance under this Agreement be prevented, restricted or interfered with, during any period in which such performance is delayed by fire, flood, war, riot, embargo, organized labor stoppage, earthquake, acts of civil and military authorities, or any other acts beyond its reasonable control, provided that the party suffering such delay immediately notifies the other party of the delay and uses its best efforts to continue, resume or substantially resume performance promptly upon the end of the circumstance or event preventing performance. Either party may terminate this Agreement upon 60 days prior written notice if the delay of the other party due to any of the above-mentioned causes continues for a period of 90 days.

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                                             [CONFIDENTIAL TREATEMENT REQUESTED]

     Executed by a duly authorized representative of the parties hereto:

WORLDRES, INC.


By: /s/ Dominic Rinaldi
   ---------------------------

Title:  Vice President Sales
      ------------------------

Date:   4/14/98
     -------------------------

CHOICE HOTELS INTERNATIONAL, INC.


By: /s/ Donald H. Dempsey
   ---------------------------

Title:  Executive V.P. & C.F.O
      ------------------------

Date:   4/9/98
     -------------------------

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